EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to the acquisition of Copper Mountain Networks, Inc., referred to herein as Copper Mountain, and presents the combined financial statements of Tut Systems as they may have appeared had such businesses actually been combined at the beginning of the period presented for the statement of operations and at the end of the period presented for the balance sheet. The following unaudited pro forma condensed combined financial information does not include the full impact of the expected labor cost reductions resulting from the Copper Mountain reduction in force, or the other synergies and cost reductions that Tut Systems expects to realize from the ongoing integration of the Copper Mountain assets into the business of Tut Systems.

The unaudited pro forma condensed combined financial information reflects the combined historical financial information of the companies and shows the impact of the aforementioned merger on the companies’ respective historical financial positions and results of operations under the purchase method of accounting with Tut Systems treated as the acquirer. Under this method of accounting, Tut Systems will record the assets and liabilities of Copper Mountain at their estimated fair values as of June 1, 2005, the date the merger was completed. The unaudited pro forma condensed combined financial information includes estimates and assumptions that Tut Systems’ management believes are reasonable. The unaudited pro forma condensed combined financial information is not necessarily indicative of the results that would have occurred if the merger had been in effect on the dates indicated, or which may result in the future.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Tut Systems and Copper Mountain, which may be found in their respective filings with the SEC.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined companies had the companies actually been combined as of the periods presented.

Tut System’s Unaudited Pro Forma Condensed Combined Balance Sheet

as of March 31, 2005

(in thousands, except per share amounts)

	Tut Systems Historical	Copper Mountain Historical	Adjustments		Tut Systems/Copper Mountain Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$9,528	$6,193	$—		$15,721
Accounts receivable, net of allowance for doubtful accounts	7,277	237	—		7,514
Inventories, net	3,511	211	—		3,722
Prepaid expenses and other	2,536	660	—		3,196

Total current assets	22,852	7,301	—		30,153
Property and equipment, net	2,166	806	(27	) (1)	2,945
Intangibles and other assets	1,538	—	6,016	(1)	7,554

Total assets	$26,556	$8,107	$5,989		$40,652

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,419	$457	$—		$3,876
Accrued liabilities	2,603	1,901	1,503	(1)	6,358
			351	(1)	—
Deferred revenue	391	—	—		391

Total current liabilities	6,413	2,358	1,854		10,625
Note payable	3,892	—	—		3,892
Other liabilities	—	9	—		9

Total liabilities	10,305	2,367	1,854		14,526

Commitments and contingencies (Note 6)
Stockholders’ equity:
Common stock	25	8	3	(1)	28
			(8	) (2)
Additional paid-in capital	315,215	261,264	9,524	(1)	324,739
			(261,264	) (2)
Deferred compensation	—	(1,261)	(102	) (1)	(102)
			1,261	(2)
Accumulated other comprehensive income	(157)	—	—		(157)
Accumulated deficit	(298,832)	(254,271)	254,721	(2)	(298,382)

Total stockholders’ equity	16,251	5,740	4,135		26,126

Total liabilities and stockholders’ equity	$26,556	$8,107	$5,989		$40,652

(1)	Copper Mountain Purchase Price Adjustments

The purchase price adjustments reflect the assumed issuance of shares of Tut Systems common stock to Copper Mountain stockholders using the exchange ratio of 0.3264 based on approximately 7,770 shares of Copper Mountain common stock outstanding at March 31, 2005. The fair value of the Tut Systems shares issued is based on a per share value of $3.94, which is equal to Tut Systems’ average last sale price per share as reported on the Nasdaq National Market for the trading-day period two days before and after February 11, 2005, the announcement date for the acquisition.

For purposes of the pro forma financial information, the following table presents the assumptions used.

Total Consideration (in thousands)

Fair value of Tut Systems common stock assumed to be issued	$9,817	(a)

Fair value of warrants to purchase Tut Systems common stock to be issued	58	(b)

Acquisition related costs	1,503	(c)

Employee severance costs	351	(d)

	$11,729

(a)	Fair value of Tut Systems common stock to be issued is equal to Tut Systems’ average last sale price per share as reported on the Nasdaq National Market of $3.94 for the trading-day period two days before and after February 11, 2005, the announcement date for the acquisition.

(b)	Fair value of Tuts Systems common stock to be issued in exchange for outstanding warrants has been estimated using the Black-Scholes pricing model.

(c)	Acquisition related costs:

Acquisition related costs are $1,503. For a period of six years after the effective time of the merger, Tut Systems is required to cause to be maintained in effect the current policy (or policies providing comparable coverage) of directors’ and officers’ liability insurance with respect to claims against Copper Mountain’s officers and directors arising from facts existing or events which occurred at or before the effective time of the merger; provided, however, that Tut Systems will not be required to obtain a policy with a premium in excess of 200% of the premium for the existing Copper Mountain policy. The estimated premium for maintaining the current policy of directors’ and officers’ liability insurance is included in the estimated acquisition related costs. In addition, estimated acquisition-related costs include legal fees, accounting fees, printing costs, and other directly related charges.

(d)	In accordance with Emerging Issues Task Force (EITF) Issue No. 95-3, employee severance costs include expected cash severance payments in connection with the involuntary termination of Copper Mountain employees due within the 12-month period following the closing of the merger.

The planning process for the integration of Copper Mountain’s operations may result in additional accruals for severance costs and/or facilities closures in accordance with EITF Issue No. 95-3. Such accruals would increase the purchase consideration and the allocation of the purchase consideration to goodwill.

The following represents the preliminary allocation of the purchase price to the acquired assets and assumed liabilities of Copper Mountain and is for illustrative purposes only. This allocation is preliminary and based on Copper Mountain’s assets and liabilities as of March 31, 2005. The fair value of the net assets of Copper Mountain as of March 31, 2005 exceeded the expected purchase price of $11,729, thereby resulting in negative goodwill of $232. All long-lived assets were reduced on a pro-rata basis by the amount of negative goodwill. The preliminary allocation of the purchase price was determined with the assistance of an independent third party appraiser using established valuation techniques.

	Fair value	Pro Rata Adjustments	Preliminary Purchase Price Allocation
Purchase price allocation:
Current assets	$7,301	$—	$7,301
Property and equipment	806	(27)	779
Completed technology and patents	6,221	(205)	6,016
Goodwill	(232)	232	—
Liabilities	2,367	—	2,367

Net assets acquired	$11,729	$—	$11,729

The fair value of the net assets of Copper Mountain as of March 31, 2005 exceeded the expected purchase price of $11,729, thereby resulting in negative goodwill of $232.

The purchase price allocation includes the fair value of unvested restricted stock options outstanding at the consummation date. The estimated fair value of these unvested restricted stock options is $102.

Completed technology and patents are being amortized over three to five years. This will result in annual amortization of approximately $1,362.

(2)	The pro forma adjustment represents the elimination of Copper Mountain’s stockholders’ equity accounts.

Unaudited Pro Forma Condensed Consolidated

Statements of Operations

For the three months ended March 31, 2005

(in thousands except per share amounts)

	Tut Historical	Copper Mountain Historical	Adjustments		Tut Systems/Copper Mountain Pro Forma Combined
Revenue	$7,053	$317	$—		$7,370
Cost of goods sold	4,155	273	(4	) (1)	4,424

Gross profit	2,898	44	4		2,946

Operating expenses:
Research and development	2,121	2,121	(17	) (1)	4,225
Sales and marketing	2,488	492	(2	) (1)	2,978
General and administrative	1,159	1,974	(17	) (1)	3,116
Restructuring and impairment charges	—	815	—		815
Amortization of deferred stock Compensation	—	(139)	—		(139)
Amortization of intangible assets	376	—	342	(2)	718

Total operating expenses	6,144	5,263	306		11,713

Loss from operations	(3,246)	(5,219)	(302)		(8,767)
Other income (expense)	(74)	43	—		(31)

Loss before income tax provision	(3,320)	(5,176)	(302)		(8,798)
Income tax provision	—	—	—		—

Net loss	$(3,320)	$(5,176)	$(302)		$(8,798)

Basic and diluted net loss per share	$(0.13)	$(0.73)	—		$(0.32)

Shares used in computing basic and diluted net loss per share	25,187	7,094	2,535	(3)	27,722

(1)	The pro forma adjustment represents the reduction of depreciation expense due to the revaluation of the acquired property and equipment in the acquisition of Copper Mountain. The pro forma depreciation expense was determined on a straight line basis over an estimated useful life of three years.

(2)	The pro forma adjustment represents the increase of amortization expense of acquired technology in the acquisition of Copper Mountain.

(3)	The pro forma adjustment reflects the issuance of 2,535 shares of Tut Systems common stock as merger consideration for the Copper Mountain acquisition.

Unaudited Pro Forma Condensed Consolidated

Statements of Operations

For the six months ended June 30, 2005

(in thousands except per share amounts)

	Tut Historical	Copper Mountain Historical (4)	Adjustments		Tut Systems/Copper Mountain Pro Forma Combined
Revenue	$16,727	$465	$—		$17,192
Cost of goods sold	9,966	383	(8	) (1)	10,341

Gross profit	6,761	82	8		6,851

Operating expenses:
Research and development	5,337	3,121	(33	) (1)	8,425
Sales and marketing	5,232	535	(3	) (1)	5,764
General and administrative	3,124	3,389	(33	) (1)	6,480
Restructuring and impairment charges	—	815	—		815
Amortization of deferred stock Compensation	—	612	—		612
Amortization of intangible assets	775	—	570	(2)	1,345

Total operating expenses	14,468	8,472	501		23,441

Loss from operations	(7,707)	(8,390)	(493)		(16,590)
Other income (expense)	(128)	64	—		(64)

Loss before income tax provision	(7,835)	(8,326)	(493)		(16,654)
Income tax provision	—	—	—		—

Net loss	$(7,835)	$(8,326)	$(493)		$(16,654)

Basic and diluted net loss per share	$(0.31)	$(1.17)	$—		$(0.59)

Shares used in computing basic and diluted net loss per share	25,602	7,094	2,535	(3)	28,137

(1)	The pro forma adjustment represents the reduction of depreciation expense due to the revaluation of the acquired property and equipment in the acquisition of Copper Mountain. The pro forma depreciation expense was determined on a straight line basis over an estimated useful life of three years.

(2)	The pro forma adjustment represents the increase of amortization expense of acquired technology in the acquisition of Copper Mountain.

(3)	The pro forma adjustment reflects the issuance of 2,535 shares of Tut Systems common stock as merger consideration for the Copper Mountain acquisition

(4)	Copper Mountain historical is for the period from January 1, 2005 to June 1, 2005. On June 1, 2005, Tut Systems completed its acquisition of Copper Mountain. The results of operations of Copper Mountain have been included in Tut Systems’ consolidated statement of operations from June 1, 2005.